FOR IMMEDIATE RELEASE	News
October 23, 2013	Nasdaq Global Market - ACFN

Acorn Energy, Inc. Closes Underwriters’ Full Exercise of Over-Allotment Option

Wilmington, DE., Acorn Energy, Inc. ("Acorn") (NASDAQ: "ACFN" or the "Company"), the digital energy focused holding company whose four energy technology portfolio companies operate at the convergence of IT and traditional energy, today announced the closing of the full exercise of the over-allotment option granted to the underwriters to purchase an additional 526,316 shares of its common stock at a public offering price of $2.85 per share in connection with its previously announced public offering of shares of common stock (the "Offering"), bringing the total gross proceeds of the Offering to approximately $11.5 million.  Including the exercise of the over-allotment option, the Company received total net proceeds from the Offering of approximately $10.4 million after deducting discounts and commissions to the underwriters and estimated offering expenses. The Company's common stock is listed on the Nasdaq Global Market under the symbol ACFN.

Acorn intends to use the net proceeds from the offering to provide working capital for the development of its US Seismic Systems, Inc. subsidiary and for other general corporate purposes.

Maxim Group LLC acted as the Sole Book Running Manager and lead managing underwriter for the offering.  Chardan Capital Markets and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB:NHLD) acted as Co-Managers for the offering.

The offering was made pursuant to a shelf registration statement on Form S-3, including a base prospectus and a prospectus supplement, filed with the Securities and Exchange Commission ("SEC"). A copy of the final prospectus supplement related to the offering has been filed with the SEC and is available on the SEC's website located at http://www.sec.gov. Alternatively, a copy of the prospectus supplement and related base prospectus may be obtained from Maxim Group LLC at 405 Lexington Ave, New York, New York 10174, (800)-724-0761.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Acorn Energy, Inc.
Acorn Energy, Inc. is a holding company whose four portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency - factors which can lead to greater profitability.  GridSense provides monitoring for all critical points along the electricity delivery system. OmniMetrix remotely monitors emergency back-up power generation systems to increase their reliability. US Seismic supplies fiber optic sensing solutions to increase oil/gas production and lower costs. DSIT provides security solutions from underwater threats to naval and marine based energy assets.  For more information visit: http://www.acornenergy.com.

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included under "Risk Factors" in the Company's prospectus supplement filed in connection with the offering as filed by the Company with the Securities and Exchange Commission.

INVESTOR & PRESS CONTACT:
F. Kent Leacock, V.P. External Affairs
Acorn Energy, Inc.
(302) 656-5144
kleacock@acornenergy.com